Exhibit 10.4

INVESTMENT GUIDELINES OF NEW RESIDENTIAL INVESTMENT CORP.

1.	No investment of New Residential Investment Corp. (the “Corporation”) shall be made which would cause the Corporation to fail to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

2.	No investment of the Corporation shall be made which would cause the Corporation to be regulated as an investment company under the Investment Company Act of 1940.